Exhibit 99.1

NEWS RELEASE	Nov 14, 2007

FLEXIBLE SOLUTIONS ANNOUNCES THIRD QUARTER, 2007 FINANCIAL RESULTS
Conference call scheduled for Thur. Nov. 15th, 11:00am Eastern time, 8:00am Pacific Time
See dial in number below

VICTORIA, BRITISH COLUMBIA, Nov 14, 2007 – FLEXIBLE SOLUTIONS INTERNATIONAL, INC. (AMEX: FSI, FRANKFURT: FXT), a developer and manufacturer of biodegradable and environmentally safe, water and energy conservation technology, as well as anti-scalant and crop nutrient enhancement products, today announces financial results for the Third quarter (Q3) ended Sept. 30, 2007.

Mr. Daniel B. O’Brien, CEO, states, “Under difficult conditions we are extremely pleased with this quarter for FSI. The result is a significantly smaller loss than Q3, 2006. The lower than expected sales was a result of multiple maintenance shutdowns in the oil extraction industry which did not occur in 2006. As a result, sales from the NanoChem Division were higher than normal in Q3, ‘06 and lower than normal in Q3, ‘07.”
  Sales in the third quarter (Q3), were $1,297,425, down significantly when compared to sales of $1,913,958, in the corresponding period a year ago. The result was a GAAP accounting net loss of $305,962, or $0.02 per basic weighted average shares for Q3, 2007 compared with a higher net loss of $502,449, or $0.04, in Q3, 2006.
  Basic weighted average shares used in computing per share amounts for the quarters were 14,157,467 for 2007 and 12,987,799 for 2006.
  Non-GAAP operating cash flow:  For the 9 months ending Sept. 30, 2007 net income reflects $806,189 of non-cash charges (depreciation and stock option expenses), and when non-cash charges are removed, the Company shows positive operating cash flow of $405,534 or $0.03 per share. This compares with operating cash flow of $324,426, or $0.02 per share, in the corresponding 9 months of 2006 (the 2006 cash flow number excludes Income tax recovery, an amount not related to 2006 operations, as given in the following table).

Heatsavr sales continue to grow at a strong rate as a result of not only higher energy costs but also higher water costs. Heatsavr reduces energy costs by reducing evaporation of warm pool water. As a result of sales growth the Heatsavr brand is gaining end user recognition.

Sales of WaterSavr grew substantially in 2006 and 2007 and significant new opportunities for sales from around the world are the result of the product’s success.

The NanoChem division continues to contribute substantially to sales and cash flow and, new opportunities are unfolding to further increase sales in this division. NanoChem sales are generally less seasonal than those of our WaterSavr and Flexible Solutions Ltd divisions. This has lead to less volatility in total revenue figures quarter over quarter. However, in the short term Q3 may be more volatile than the rest of the year. This is due to current high oil profits which are affecting oil production shutdowns.

* CEO, Dan O’Brien has scheduled a conference call for 11:00am EST, 8:00am PST, Thurs. Nov. 15th to discuss the financials. Call 866-550-6338 (or 347-284-6930). The confirmation code 8232014 may be requested *

(TABLE FOLLOWS)

The above information and following table contains supplemental information regarding income and cash flow from operations for the 3 & 9 months respectively ended Sept 30, 2007 and 2006. Adjustments to exclude depreciation, stock option expenses and one time charges are given. This financial information is a non-GAAP financial measure as defined by SEC regulation G. The GAAP financial measure most directly comparable is net income. The reconciliation of each of the non-GAAP financial measures is as follows:

        FLEXIBLE SOLUTIONS INTERNATIONAL, INC.
Consolidated Statement of Operations
For 3 Months Ended Sept. 30 (9 Months Operating Cash Flow)
(Unaudited)

	3 months ended Sept. 30
	2007		2006
Revenue	$1,297,425		$1,913,958
Net income (loss) GAAP	$(305,962)		$(502,449)
Net income (loss) per common share – basic. GAAP	$(0.02)		$(0.04)
3 month weighted average shares used in computing per share amounts – basic. GAAP	14,157,467		12,987,799

	9 month Operating Cash Flow Ended Sept. 30
Operating Cash flow (9 months). NON-GAAP	$405,534	a	$451,505	a
Operating cash flow (9 month). Non GAAP – Excludes: 2006 income tax recovery	$405,534	a	$324,426	a,b
Operating Cash flow per share (9 months) – basic. NON-GAAP	$0.03	a	$0.02	a,b
Income tax recovery - Q1, 2006-not related to 2006 operations	$0.00		$127,079
Non-cash Adjustments (9 month)	$806,189	c	$1,089,252	c
9 month basic weighted average shares used in computing per share amounts – basic GAAP	13,656,633		12,984,025

a) Non-GAAP amounts exclude certain non-cash items, depreciation and stock option expenses. This is a 6 month number as per financials.
b) Non-GAAP amount excludes Income tax recovery unrelated to 2006 operations.
c) Amount represents depreciation and stock option expenses.

Safe Harbor Provision
The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements.  Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties.  These forward-looking statements may be impacted, either positively or negatively, by various factors.  Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

Flexible Solutions International
615 Discovery Street, Victoria, BC  V8T 5G4 CANADA

Company Contacts

Flexible Solutions International – Head Office Jason Bloom Tel: 250-477-9969 Tel: 800.661.3560 Email: Info@flexiblesolutions.com
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To find out more information about Flexible Solutions and our products, please visit www.flexiblesolutions.com.